Exhibit 99.1

ZimVie Announces Completion of its Acquisition by ARCHIMED

ZimVie Inc. Becomes Privately Held Company

PALM BEACH GARDENS, Florida, October 20, 2025 – ZimVie Inc. (“ZimVie”), a global life sciences leader in the dental implant market, today announced that ARCHIMED, an investment firm focused exclusively on healthcare industries, has completed its previously announced acquisition of ZimVie.

Pursuant to the terms of the transaction announced on July 20, 2025, ARCHIMED acquired all of the outstanding shares of ZimVie stock. ZimVie stockholders are entitled to receive $19.00 in cash for each share of ZimVie common stock owned. As a result of the transaction completion, ZimVie’s common stock no longer trades on the NASDAQ stock exchange.

“We are excited to partner with ZimVie to accelerate its growth as a global leader in the dental implant market,” said André-Michel Ballester, Managing Partner at ARCHIMED. “ZimVie’s proven innovation, trusted brand, and strong clinical heritage align perfectly with ARCHIMED’s mission to support world-class healthcare companies.”

Centerview Partners served as exclusive financial advisor to ZimVie, and Cravath, Swaine & Moore LLP served as legal advisor. UBS Investment Bank served as exclusive financial advisor to ARCHIMED, and Latham & Watkins LLP served as legal advisor.

About ZimVie

ZimVie is a global life sciences leader in the dental implant market that develops, manufactures, and delivers a comprehensive portfolio of products and solutions designed to support dental tooth replacement and restoration procedures. From its headquarters in Palm Beach Gardens, Florida, and additional facilities around the globe, ZimVie works to improve smiles, function, and confidence in daily life by offering comprehensive tooth replacement solutions, including trusted dental implants, biomaterials, and digital workflow solutions. As a worldwide leader in this space, ZimVie is committed to advancing clinical science and technology foundational to restoring daily life. For more information about ZimVie, please visit us at www.ZimVie.com. Follow @ZimVie on Twitter, Facebook, LinkedIn, or Instagram.

About ARCHIMED

With offices in Europe, North America and Asia, ARCHIMED is a leading investment firm focused exclusively on healthcare industries. Its mix of operational, medical, scientific and financial expertise allows ARCHIMED to serve as both a strategic and financial partner to healthcare businesses. Prioritized areas of focus include Animal & Environmental Health, Biopharma Products, Consumer Health, Diagnostics, Healthcare IT, Life Science Tools & Biologic Services, MedTech, and Pharma Services. ARCHIMED helps partners internationalize, acquire, innovate and expand their products and services. ARCHIMED manages €8 billion across its various funds. Since inception, ARCHIMED has been a committed Impact investor, both directly and through its EURÊKA Foundation. For more information about ARCHIMED, please visit www.archimed.group.

Media Contact Information:

ARCHIMED

Stéphanie Du Ché • stephanie.duche@archimed.group

(+33) 6 16 36 11 08

ZimVie

Grace Flowers • Grace.Flowers@ZimVie.com

(561) 319-6130

Investor Contact Information:

Gilmartin Group LLC

Webb Campbell • Webb@gilmartinir.com